UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 9, 2021

FLUENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37893	77-0688094
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Vesey Street, 9th Floor New York, New York	10282
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 669-7272

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0005 par value per share	FLNT	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 9, 2021, Alexander E. Mandel, the Chief Financial Officer of Fluent, Inc. (the "Company"), gave notice of his resignation as the Company’s Chief Financial Officer, Principal Financial and Accounting Officer, to be effective on December 6, 2021.  Mr. Mandel’s resignation was not due to any disagreement with the Company on the Company’s financial reporting or accounting practices. Pursuant to the terms of a Transition Agreement entered into by the Company and Mr. Mandel, Mr. Mandel will continue as a Company employee until December 31, 2021 (“Termination Date”) in a non-executive officer capacity. Pursuant to the Transition Agreement, the Company agreed to allow Restricted Stock Units (“RSUs”) issued pursuant to the Fluent, Inc. 2018 Stock Incentive Plan (the “2018 Plan”) previously granted to Mr. Mandel on March 1, 2019 and due to vest on February 1, 2022 to vest on that date notwithstanding his earlier separation from the Company. The Company also extended the exercise period of Stock Options previously granted to Mr. Mandel on March 1, 2019 and which will have vested by the Termination Date to be exercisable for 18 months following the Termination Date.

Also on November 9, 2021, the Company appointed Sugandha Khandelwal to become the Company’s Chief Financial Officer and Principal Financial and Accounting Officer effective December 6, 2021.  Since 2019, Ms. Khandelwal, age 40, has served as the Division Chief Financial Officer, Consumables, for Sam’s Club, a wholly owned subsidiary of Walmart Inc. Prior to that and starting in 2015, Ms. Khandelwal held various positions at Walmart U.S. including most recently serving as Head of Financial Planning, Strategy and Business Development Walmart U.S. Merchandising organization until her appointment as Chief Financial Officer of Sam’s Club.

In connection with her appointment, Ms. Khandelwal entered into an Employment Agreement with the Company dated November 9, 2021 (the “Employment Agreement”). Under the terms of her Employment Agreement, Ms. Khandelwal’s annual base salary will be $350,000 and she will be entitled to a bonus of no less than 100% of her annual salary based on achievement of Company and individual goals. The Company granted her 50,000 RSUs under the 2018 Plan that will vest in full on December 6, 2022, and the Company will pay Ms. Khandelwal an additional $100,000 bonus on July 1, 2022 if she is a full time Company employee on that date. The initial term of the Employment Agreement is through December 31, 2022, with automatic one-year renewals, unless either party provides written notice of a non-renewal in accordance with the terms of the Employment Agreement (the "Term").

If Ms. Khandelwal’s employment is terminated by the Company without cause (as defined in the Employment Agreement), if the Term expires after a notice of non-renewal is delivered by the Company or if Ms. Khandelwal terminates her employment for good reason (as defined in the Employment Agreement), Ms. Khandelwal will be entitled to the greater of (i) her base salary for the remainder of the Term and (ii) twelve months’ base salary. In such circumstances, Ms. Khandelwal will also be entitled to a pro-rata cash performance compensation for the year in which the termination occurs if the termination occurs after June 30 of that year, with the portion of the cash performance compensation based on percentage pacing to goal measured through the date of termination

There are no family relationships between Ms. Khandelwal and any Company director or officer and she has no direct or indirect material interest in any transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD

On November 15, 2021, Fluent, Inc. issued a press release announcing Ms. Khandelwal’s appointment and Mr. Mandel’s resignation as the Company’s Chief Financial Officer. The press release is furnished herewith as Exhibit 99.1.

The information set forth in this Item 7.01, including the information set forth in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fluent, Inc.

November 15, 2021	By:	/s/ Donald Patrick
	Name:	Donald Patrick
	Title:	Interim Chief Executive Officer